Coopers                                 Coopers & Lybrand L.L.P
& Lybrand                               a professional services firm


Report of Independent Accountants
on Uniform Single Attestation Program

The Board of Directors
Seattle Mortgage Company

We have examined management's assertion about Seattle Mortgage Company and its subsidiary's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") as of and for the year ended June 30, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Except as explained in the following paragraph, our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

The procedures employed by the Company do not include maintaining a copy of property insurance policies for mortgage loans serviced for others; therefore, our tests did not include tests relating to property insurance policies.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended June 30, 1996 is fairly stated, in all material respects. Because of the matters discussed in the preceding paragraph, the scope of our work was not sufficient to express, and we do not express, an opinion on the appropriateness of maintaining copies of property insurance policies for mortgage loans serviced for others.

/s/ Coopers & Lybrand LLP
Seattle, Washington
August 30, 1996



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